UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

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TIENS BIOTECH GROUP (USA), INC.
(Name of Registrant as Specified In Its Charter)

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TIENS BIOTECH GROUP (USA), INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held on December 4, 2007

TO OUR STOCKHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of stockholders (the “Annual Meeting”) of Tiens Biotech Group (USA), Inc. (the “Company”), will be held at the Company’s Tianjin, China offices at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on December 4, 2006, at 9:00 a.m., local time, for the following purposes:

1.	To elect six directors to hold office for the term specified in the proxy statement or until their successors are elected and qualified;

2.	To ratify the appointment of Grobstein, Horwath & Company, LLP, independent public accountants, as the auditor of the Company for the year 2007; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment.

The Board of Directors has fixed the close of business on November 1, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment. A proxy statement, which describes the foregoing proposals and a form of proxy accompany this notice.

By Order of the Board of Directors

/s/ Jinyuan Li

Jinyuan Li
Chairman, Chief Executive Officer and President
Dated: November 1, 2007

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please execute the accompanying proxy and return it promptly in the enclosed reply envelope, which requires no postage. If you grant a proxy, you may revoke it at any time prior to the Annual Meeting. Also, whether or not you grant a proxy, you may vote in person if you attend the Annual Meeting.

TIENS BIOTECH GROUP (USA), INC.

PROXY STATEMENT Annual Meeting of Stockholders to be held on December 4, 2007

SOLICITATION OF PROXY

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Tiens Biotech Group (USA), Inc. (the “Company”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the Company’s Tianjin, China offices, located at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on December 4, 2007, at 9:00 a.m., local time, and at any adjournment. In addition to mail, proxies may be solicited by personal interview, telephone or telegraph by the Company’s officers, directors and other employees, without additional compensation. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse them at the rates suggested by the American Stock Exchange. The Company will bear the cost of solicitation of proxies, which are expected to be nominal. The Board has set November 1, 2007 as the record date (the “Record Date”) to determine those holders of record of common stock, par value $.001 per share (the “Common Stock”), who are entitled to notice of, and to vote at the Annual Meeting. On or about November 8, 2007, this Proxy Statement and the proxy card (the “Proxy Card” or “Proxy”) are being mailed to stockholders of record as of the close of business on the Record Date.

If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such instructions. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” Proposals No. 1 and No. 2.

Outstanding Voting Securities

Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 71,333,586 shares of Common Stock outstanding. Stockholders are entitled to one vote for each share of Common Stock held as of the record date.

If a quorum is present, in person or by proxy, all elections for Directors shall be decided by a plurality of the votes cast in respect thereof. If no voting direction is indicated on the proxy cards, the shares will be considered votes for the nominees. Stockholders entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of Directors. Brokers holding shares of the Company’s Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors and the ratification of the appointment of the independent auditors. Abstentions will be counted as present for purposes of determining the existence of a quorum. Abstentions and broker non-votes on the Company’s proposal to ratify the appointment of the independent auditors will not have any effect for or against such proposal.

How You Can Vote

You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner. Please mark the appropriate boxes on the card and sign, date and return the card promptly. A postage-paid return envelope is enclosed for your convenience.

Execution of the accompanying proxy card will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted or by attending the Annual Meeting and electing to vote in person.

SECURITY OWNERSHIP TABLE

The following table sets forth information with respect to the beneficial ownership of shares of common stock as of November 11, 2007:
•	each person or entity who is known by the Company to beneficially own five percent or more of the common stock;
•	each director and executive officer of the Company; and
•	all directors and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares	Percent of Class
Jinyuan Li	65,835,000	92.3%
Wenjun Jiao	665,000	*
Yupeng Yan	665,000	*
Socorro Quintero	--	--
Howard Balloch	--	--
Gilbert Raker	--	--
All Directors and Executive Officers as a Group (6 persons)	67,165,000	94.2%

* Less than one percent.
(1) Unless otherwise indicated, the address for each named individual or group is c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

Proposal No. 1.

Election of Six Directors

Six directors will be elected at the Annual Meeting to serve for a term of one year, until the next Annual Meeting and until their successors have been duly elected and have qualified. If any nominee is unable to serve, which the Board has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The six nominees for election as directors to serve until the next Annual Meeting are Jinyuan Li, Wenjun Jiao, Yupeng Yan, Socorro Quintero, Howard Balloch, and Gilbert Raker.

Directors, Executive Officers and Key Employees of the Company

Set forth below are the names of the directors, executive officers and key employees of the Company as of October 26, 2007. With the exception of Jinyuan Li, who has served on the Board since the reorganization in September 2003, all other directors have served on the Board since January 2004.

NAME	AGE	POSITION

Jinyuan Li	49	Chairman, Chief Executive Officer, President and Director

Wenjun Jiao	43	Chief Financial Officer, Director and Secretary

Yupeng Yan	44	Executive Vice President and Director

Socorro Quintero	55	Director

Howard Balloch	56	Director

Gilbert Raker	63	Director

None of the Company’s directors and officers was selected pursuant to any agreement or understanding with any other person. There is no family relationship between any director or executive officer and any other director or executive officer.

Jinyuan Li

Mr. Li has served as the Chairman of the Board and a Director since September 2003. Mr. Li is also the President and founder of the Company. He also serves as President of Tianshi Group and has held that position since 1995. Mr. Li has 14 years of experience in the petroleum and plastics industries. He holds a number of leadership positions in government and social associations, including as commissioner of the Tianjin Political Consultative Conference; Standing Director of China Entrepreneur’s National Council; Executive Commissioner of All-China Federation of Industry and Commerce; Vice President of Chinese Bioengineering Association; and Vice president of Chinese Healthcare Association. Mr. Li was elected as one of the Top Ten Most Outstanding Talents in the Greater China Area; one of the Ten Most Popular Personages Among the High-Ranking, by China Economic Forum; Excellent Entrepreneur, by the Organization Committee of the Second Chinese Entrepreneur Forum in 2003, and as the Most Creative Chinese Businessman of Asia in 2004. Mr. Li holds an MBA from Nankai University.

Wenjun Jiao

Mr. Jiao has served as the Chief Financial Officer of the Company since September 2003 and Secretary since February 2007. Prior to that, Mr. Jiao served as the Chief Financial Officer of Tianjin Tianshi Biological Development Co. Ltd from May 2001 through 2003. Mr. Jiao holds a Doctorate in Accounting from Tianjin University of Finance and Economics and an MBA from Oklahoma City University. Mr. Jiao is a Certified Public Accountant in China. Before he joined Tianjin Tianshi Biological Development Co. Ltd, Mr. Jiao served as CFO of various large companies and as chairman of a consulting company in China. Mr. Jiao has 19 years of financial management experience in the manufacturing, trade, construction and consulting industries and received the “2006 Top Ten CFO of China Award” jointly from the China Enterprise Confederation, CFO World Magazine and International Data Group.

Yupeng Yan

Mr. Yan has served as Executive Vice-President of the Company since September 2003. Mr. Yan has also served as Vice-President of Tianshi Group since March 1997, acting as general manager of its Information Technology center since June 2007 and as head of Tianshi Marketing Group from June 2004 to June 2007. Mr. Yan currently holds a number of leadership positions including Vice-Dean of Tianshi Occupational Technique Institute, and Vice-Chairman of Tianshi Science and Technique Association. Mr. Yan was elected as one of the Chinese Ten Outstanding Professional Managers in 2004. Mr. Yan received an Executive MBA from Nankai University in July 2004.

Socorro Quintero

Dr. Quintero serves as a director of the Company. Dr. Quintero is an Associate Professor of Finance at Oklahoma City University’s Meinders School of Business (“OCU”). Prior to joining OCU in 1993, she served as Assistant Professor of Finance at the University of South Florida. Dr. Quintero has extensive work experience in various industrial engineering capacities and management levels while working for Atlantic Steel Company, Abbott Laboratories and Levi Strauss & Co. She received a Bachelor of Science in Physics from the University of the Philippines, an M.S. in Industrial Engineering from the Georgia Institute of Technology, and a Doctorate in Finance from the University of Texas at Austin.

Gilbert Raker

Mr. Raker serves as a director of the Company, and has served as the President, Chief Executive Officer and Chairman of the Board of SEMX Corporation (Pink Sheets: SEMX) since 1988. SEMX Corporation manufactures materials and components used in microelectronic circuitry, primarily for the automotive, consumer electronics, defense, medical and aerospace industries. Prior to 1988, Mr. Raker worked at two private equity investment firms and was employed as Chief Financial Officer by two New York Stock Exchange listed companies and several private companies. Mr. Raker received his B.S. in Chemistry from Eastern University and his MBA in Production Management from Syracuse University.

Howard Balloch

Mr. Balloch serves as a director of the Company and is the founder and President of The Balloch Group, an investment advisory and merchant banking firm located in Beijing, China. In addition, Mr. Balloch served as the Canadian ambassador to the People’s Republic of China from February of 1996 until July of 2001. Mr. Balloch currently serves on the board of directors of the following companies: Magic Lantern Group (AMEX: GML), Zi Corporation (TSX: ZIC, NASDAQ: ZICA), Oztime Media, a wholly-owned subsidiary of Zi Corporation, Ivanhoe Energy, Inc. (TSX: IE, NASDAQ: IVAN), Ivanhoe Mines Ltd. (TSX, NYSE, NASDAQ: IVN), East Energy Corp. (TSX: EEC), Methanex Corporation (TSX:MX, NASDAQ: MEOH), Maple Leaf Education Holding and Capital Club, Beijing. Mr. Balloch is also the Vice-Chairman of the Canada China Business Council and currently serves as an Adjunct Professor of International Business at the University of British Columbia. Mr. Balloch received his B.A. and M.A. degrees from McGill University.

The Board recommends a vote FOR the slate of director nominees. The vote of a plurality of shares, present in person or represented by proxy at the Annual Meeting and entitled to vote, is required to elect each of the Directors.

BOARD AND COMMITTEE MEETINGS

The Board has responsibility for establishing the Company’s corporate policies and overseeing the Company’s overall performance, although it is not involved in day-to-day operating details. The Board meets regularly throughout the year, including at its annual organization meeting, following the annual meeting of stockholders, to review significant developments affecting the Company and to act upon matters requiring Board approval. It also holds special meetings from time to time when matters requiring Board action arise between scheduled meetings. The Board held four meetings during 2006. No director attended fewer than 75% of the meetings of the aggregate Board and the total number of meetings held by all committees of the Board on which he or she served.

The Board has determined that directors Socorro Quintero, Gilbert Raker and Howard Balloch are all considered “independent” under Section 121(A) of the listing standards of the American Stock Exchange (“AMEX”) and the requirements of the Securities and Exchange Commission (“SEC”). The remaining members of the Board do not satisfy these “independence” definitions. The ownership by Mr. Jinyuan Li, the Company’s President and Chief Executive Officer, of more than 50% of the Company’s voting stock makes it a “controlled company” to which AMEX rules requiring a majority of the directors to be independent and relating to executive compensation and board nominations need not apply.

The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. The entire Board assumes the duties that would be delegated to a Nominating Committee. The Company believes that this practice focuses the attention of each director on the important task of selecting nominees, and a separate committee is unnecessary. The Company encourages but does not have a policy with regard to Board members’ attendance at annual meetings of stockholders. The Company held an annual meeting of stockholders on November 21, 2006. Messrs. Wenjun Jiao and Yupeng Yan attended that meeting.

Compensation Committee

The Board’s Compensation Committee members are Messrs. Gilbert Raker, Wenjun Jiao. Yupeng Yan and Ms. Ping Bai (through her resignation as a director on February 25, 2007). The Compensation Committee is responsible for reviewing compensation policies applicable to officers and key employers and making recommendations to the Board. The Compensation Committee did not hold any meetings in 2006.

Nominations by Stockholders

The Board accepts stockholders’ director nominations. Pursuant to the terms of the Company’s bylaws, such nominations must be in writing and set forth (i) the name and address of the person nominated, (ii) the name and address of the nominator, (iii) the number of shares of each class of capital stock of the Company that the nominator owns, (iv) the name and address of each other stockholder, if any, with whom the nominator is acting in concert, and (v) the number of shares beneficially owned by each such stockholder. The nominator must also submit in writing (i) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) a notarized affidavit executed by each such proposed nominee to the effect that, if elected, he/she will serve and he/she is eligible for election. To be timely delivered in connection with an annual meeting, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 180 days before the date of the current year’s annual meeting. To be timely delivered in connection with any election of a director at a special meeting of the stockholders, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not later than ten (10) days after the date that notice of the special meeting was mailed, or public disclosure of the special meeting was made, whichever occurred first. Within 30 days after the nominator has submitted the materials, the Secretary must determine whether the evidence submitted is reasonably satisfactory and must notify the nominator in writing of the determination. If the Secretary finds that such evidence is not reasonably satisfactory, or if the nominator fails to submit the requisite information in the form or within the time indicated, the Board will not consider the nomination.

The Board does not have a formal policy on board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

Audit Committee

The Audit Committee operates under a formal charter in accordance with applicable laws and stock exchange rules. The charter has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee. The charter sets forth the responsibilities, authority, and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the Company’s independent auditors and management. The Audit Committee charter is attached as Appendix 1 to this proxy statement.

The Audit Committee members are Ms. Socorro Quintero and Messrs. Howard Balloch and Gilbert Raker, each of whom is independent as defined under Section 121(A) of the American Stock Exchange listing standards currently in effect. None of the Audit Committee members is a current officer or employee of the Company or any of its affiliates.

The Board has determined that Ms. Socorro Quintero, Chairman of the Audit Committee, and Mr. Gilbert Raker each qualifies as an “audit committee financial expert” under the Securities and Exchanges Commission’s definition. The Audit Committee met eight times during 2006.

The Audit Committee engages the auditors, approves services performed by the auditors, and assists the full Board in fulfilling its oversight responsibilities with respect to the integrity of financial statements and other financial information. Management prepares the financial statements and establishes the system of internal control.

The disclosure in the Audit Committee Report below does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of the Company’s other filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

Audit Committee Report

As part of its oversight responsibility, the Audit Committee reviewed and discussed the financial statements with management and the Company’s independent auditor, Moore Stephens Wurth Frazer and Torbet, including a discussion about the quality and appropriateness, not just acceptability, of accounting principles applied in the company’s financial statement, for the year ended December 31, 2006. The independent auditor has the responsibility for expressing an opinion on the conformity of the annual financial statements with US GAAP. The Audit Committee reviewed with the independent auditor its judgments as to the compliance of the Company’s financial statements with US GAAP and SEC disclosure requirements and other matters as are required to be discussed under US GAAP. The Audit Committee met with the independent auditor, including in an executive session without management present, to discuss the results of their audit, quality of financial reporting, and audit experience with the Company.

The Audit Committee discussed with the Moore Stephens Wurth Frazer and Torbet its independence from management and the Company. The Audit Committee received a letter and written disclosure, as required by Independence Standard Board Standard No. 1, from Moore Stephens Wurth Frazer and Torbet confirming its independence from Management and the Company.

An engagement letter was submitted to and approved by the Audit Committee outlining the scope and plan of the annual audit for the year ended December 31, 2006.

Relying on the reviews and discussions noted above, the Audit Committee recommended to the full Board that the financial statements be included in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2006 for filing with the SEC.

The Audit Committee also recommends Grobstein, Horwath & Company LLP as the Company’s Independent Auditor for the year ended December 31, 2007.

The Audit Committee

Socorro Quintero, Chairman
Howard Balloch
Gilbert Raker

March 2007

Process for Sending Communications to the Board

The Company has not adopted a formal process for stockholder communication with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors as follows:

TIENS BIOTECH GROUP (USA), INC.
No. 6, Yuanquan Road,
Wuqing New-Tech Industrial Park,
Tianjin, China 301700
Attention: Wenjun Jiao, Secretary

Compensation Discussion and Analysis

All compensation decisions for the Company’s executive officers, including the salary of the Company’s CEO and President, Jinyuan Li, are made by Jinyuan Li. Because Mr. Li owns more than 50% of the Company’s voting stock, the Company is a “controlled company” pursuant to Rule 801(a) of the American Stock Exchange Rules (“Amex Rules”). Therefore, the Company is exempt from Amex Rule 805(a), which requires that the compensation of a CEO and all other executive officers be determined, or recommended to the Board for determination, by a compensation committee composed of independent directors, or the majority of independent directors on the Board.

The objectives of the Company’s compensation programs.

The Company seeks to attract and retain executive officers of the highest caliber and motivate them to maximize the success of its business.

What the Company’s compensation program is designed to reward.

The Company’s CEO believes that he is incentivized by his large equity ownership in the Company. Therefore, he believes that a long-term employment contract providing a base salary is appropriate compensation for him. With respect to the other executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels with the Company and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable: The CEO also takes in to consideration the relatively low salary provided to executive officers by companies in China compared to public companies in the United States. The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. No relative weight was assigned to any of the foregoing factors.

Elements of compensation.

Each executive officer receives cash compensation as a base salary. Base salary for the Company’s executive officers is fixed by their respective employment agreements, as described under “Employment Agreements.” Jinyuan Li and Wenjun Jiao’s salaries for 2006 were fixed pursuant to employment agreements with Tianjin Tianshi Biological Development Co. Ltd. (“Biological”) entered into in 2005. Their base salaries were based on the Company’s CEO’s subjective perceptions of salaries paid by comparable companies for comparable positions. The amount of the payments required to be paid upon termination of employment agreements for specified reasons are determined according to local Chinese employment regulations..

Jinyuan Li holds 92.3% of the Company’s shares of common stock. The Company’s other executive officers have also been holders of the Company’s common stock as disclosed under “Security Ownership Table” since the reorganization of the Company in September 2003. Each of the Company’s executive officers received shares in the Company as a result of their share ownership of the Company’s business before the reorganization. The Company’s CEO believes that the executive officers’ equity interests in the Company motivate them to maximize the success of its business and therefore did not consider bonuses for 2006. The Company does not currently have a stock option plan, but may consider adopting one in the future to further incentivize its employees.

Why the Company chooses to pay each element.

The Company has entered into long-term employment agreements with Messrs. Li and Jiao which provides for a base salary.

The employment agreements with Messrs. Li and Jiao provide for payments upon termination for specified reasons. These payments are required by local Chinese employment regulations. Additional information regarding applicable payments under such agreements is provided under the heading “Potential Payments Upon Termination or Change of Control.”

How the Company determines the amount for each element to pay.

With respect to the executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable, although not necessarily included in the AMEX Composite Index or Nasdaq Biotechnology Index. The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. The Company’s CEO also takes in to consideration the relatively low salary provided to executive officers by companies in China compared to public companies in the United States.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act with management and the full Board. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2006.

The Compensation Committee

Gilbert Raker, Chairman

Wenjun Jiao

Yupeng Yan

Compensation Committee Interlocks and Insider Participation

During 2006, the members of the Compensation Committee were Gilbert Raker, Wenjun Jiao, Yupeng Yan, and Ping Bai (who resigned as a director as of February 25, 2007). The Compensation Committee did not deliberate on executive compensation for fiscal 2006. Wenjun Jiao, Yupeng Yan and Ping Bai were each an employee and officer of the Company during 2006. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with Executive Officers or Directors of the Company or another entity.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position (1)	Year	Salary ($)	Total ($)
Jinyuan Li	2006	$166,660	$166,660
Chairman, Chief Executive Officer and President	2005	$145,455	$145,455
	2004	$145,455	$145,455

Wenjun Jiao	2006	$77,000	$77,000
Chief Financial Officer	2005	$48,000	$48,000
	2004	$35,670	$35,670

(1)	Ping Bai and Yupeng Yan were employee Directors of the Company during 2006 but did not qualify as a “named executive officer” because their respective total compensation was less than $100,000.

Grants of Plan Based Awards; Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

The Company does not have any stock option plans.

Pension Benefits

None.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation to any of its employees.

Employment Agreements

The Company’s subsidiary, Biological, has entered into an employment agreement with each of its named executive officers and employee directors of the Company. Jinyuan Li’s contract is dated June 1, 2005 and has an indefinite period. Wenjun Jiao’s contract is dated June 1, 2005 and terminates on June 30, 2010. The employment contracts for Ping Bai and Yupeng Yan are dated April 1, 2004 and expire on March 31, 2009. Under each of these employment contracts, the employee may rescind the contract with 30 days written notice. For 2006, the Company paid a salary of $166,660 to Jinyuan Li and $77,000 to each of Ping Bai, Wenjun Jiao and Yupeng Yan.

Potential Payments Upon Termination or Change of Control

The employment contracts of Messrs. Li and Jiao each provide for a one-time lump sum payment equal to six months of the employee’s then current salary if the Company terminates their employment contract for one of the following reasons:

•	The employee has a non-work-related injury and is unable to perform his responsibilities; or

•	The employee is unable to perform his responsibilities for other reasons; or

•	The circumstances based on which the employment contract was entered into have materially changed and the performance of the contract becomes impractical; or

•	The Company is contemplating bankruptcy and determines to reduce staff.

Assuming that Messrs. Li and Jiao were terminated for one of the above-stated reason, Mr. Li would receive $83,330 and Mr. Jiao would receive $38,500. There are no other circumstances, including a change of control of the Company, where the Company is required to make any additional payment to Messrs. Li and Jiao.

Director Compensation

For the fiscal year ended December 31, 2006, members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $30,000.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006.

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)
Howard Balloch	$30,000	$30,000
Ping Bai (2)	$0	$0
Gilbert Raker	$30,000	$30,000
Socorro Quintero	$30,000	$30,000
Yupeng Yan (2)	$0	$0

(1)
Jinyuan Li and Wenjun Jiao are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. Their compensation is disclosed in the table “Summary Compensation Table” for named executive officers.

(2)
Yupeng Yan and Ping Bai were employee Directors of the Company during 2006 and received no additional compensation for their services as Directors. Ping Bai resigned as a director as of February 25, 2007. They are not named executive officers and are excluded from the table “Summary Compensation Table” for named executive officers.

Compensation Committee Interlocks and Insider Participation

Compensation Committee members Messrs Wenjun Jiao and Yupeng Yan are each an employee and officer of the Company, and Ms. Ping Bai was an employee of the Company during the period she served on the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company markets all of its products through various domestic and international business entities that are related to the Company through common ownership. Related party sales amounted to 100% of the Company’s total consolidated sales.

The Company owns 100% of Tianshi International Holdings Group Ltd., a British Virgin Islands company (“Tianshi International”). Tianshi International owns 80% of Tianjin Tianshi Biological Development Co. Ltd. (“Biological”). Tianjin Tianshi Pharmaceuticals Co., Ltd. (“Tianshi Pharmaceuticals”), a Chinese company, owns the remaining 20% of Biological. Tianjin Pharmaceuticals is 87.66% owned by Tianjin Tianshi Group Co., Ltd. (“Tianshi Group”), a Chinese company, and 7.29% owned by Mr. Li’s daughter, Ms. Baolan Li. Tianshi Group is 90% owned by Mr. Li and 10% owned by Ms. Li. Tianshi Group also owns 51% of Tianjin Tianshi Biological Engineering Co. Ltd. (“Tianshi Engineering”), the entity to which the Company sells all of its products for consumption in China. Ms. Li owns the remaining 49% of Tianshi Engineering.

In April 2004, Tianshi International entered a joint venture contract with Tianshi Pharmaceuticals to establish Tiens Yihai Co. Ltd., a Chinese-Foreign Equity Joint Venture (“Tiens Yihai”). Tiens Yihai is 99.4% owned by Tianshi International and 0.6% owned by Tianshi Pharmaceuticals. Tiens Yihai is located in Shanghai, China, and was established to build a new research and development facility which would also produce the Company’s nutrition supplement, home care, and personal care products.

In China, the Company sells its products to Tianshi Engineering. Tianshi Engineering, in turn, sells the products to end-users through its chain stores and Chinese affiliated companies. The Company’s strategy in China is to expand its market share as Engineering and its Chinese affiliated companies open additional branches and chain stores. Tianshi Engineering had a total of 105 branches as of June 30, 2007. Prior to 2006, Biological sold all of its products to Tianshi Engineering as finished products at a price equal to 25% of the Chinese market price for the products. This 25% figure was negotiated between the parties in 2003, before Biological became part of a U.S. public company, and the Company believes that it is a reasonable sales price for the Company to receive. Tianshi Engineering then sells the products to purchasers through individual distributors in its representative offices or through its affiliates. Through this process, the commission to those individual distributors is 52% of the Chinese market price; while the representative offices or affiliates incur 3-6% of the Chinese market price as their operation expenses and Tianshi Engineering retains 17-20% as expenses and profits. This is summarized as follows:

Biological (Costs, expenses and profit)	25%
Tianshi Engineering (expenses and profit)	17-20%
Tianshi Engineering’s Representative Offices or Affiliates	3-6%
Individual Distributors’ Commissions	52%
Chinese Market Price	100%

During 2006, the Company applied the same pricing formula to its finished products which were sold to Tianshi Engineering from its inventory. At the beginning of 2006, the Company also began selling semi-finished products to Tianshi Engineering. In order to qualify for a direct selling license in China, Tianshi Engineering is required to manufacture part of the products that it sells in China. As a result, the Company began to sell semi-finished products to Tianshi Engineering, which jointly shares with the Company licenses to produce, manufacture and sell the products. The price of semi-finished goods sold to Tianshi Engineering was originally set at the beginning of 2006 to provide the Company with a 75% gross profit margin. However, based on fluctuations in the cost of raw materials and quantities produced, this percentage varied during the year. This 75% figure was negotiated between the parties, and the Company believes that it is reasonable. The goal of this new pricing policy is to try to maintain the Company’s gross margins on semi-finished goods at a similar level to historical gross margins for finished goods.

Internationally, the Company’s strategy is to develop a strong direct sales force through its international affiliated companies. Currently the United States is not a significant part of the Company’s business. The Company sells its products to an extensive direct sales force of overseas affiliates and independent distributors who use the products themselves and/or resell them to other distributors or consumers. The Company sells to affiliated companies located in 63 countries, including Indonesia, Russia, Ukraine, Nigeria, South Africa, Kazakhstan, Peru, Greece, Kenya and Vietnam.

As operation costs vary from country to country, international market prices vary accordingly. The Company sells its products to overseas affiliates at the FOB (destination port) price, which consists of 25% of the Chinese retail price, plus customs duty, value-added tax and other miscellaneous transportation cost. The individual distributors of overseas affiliates sell the products to end-users for commissions equal to 52.5% of the respective Chinese retail prices. The overseas affiliates mark up the products to cover their expenses and realize profits of approximately 10%.

The Company’s related party transactions are required to be reviewed and approved or ratified by a majority of its non-interested Directors. The following table is provided to facilitate your understanding of the relationships between related parties and the Company and their transactions with the Company in 2006 and in the six months ended June 30, 2007.

	As of
	June 30, 2007	December 31, 2006

Accounts receivable, trade - related parties, net of allowance for doubtful accounts of $87,323 and $86,776 as of June 30, 2007 and December 31, 2006, respectively	$17,377,311	$12,926,670

Other receivables - related parties	$11,798,849	$8,397,227

Loans receivable - related parties	$27,027,739	$25,640,000

Advances from customers - related parties	$1,542,577	$1,570,120

Other payables - related parties	$195,224	$522,105

Current portion of long-term debt-related party	$2,130,000	$2,130,000

Long-term debt - related party	$5,332,742	$6,397,742

Accounts receivable, trade - related parties. Accounts receivable, trade - related parties increased by $4.5 million from December 31, 2006 to June 30, 2007. Historically, Tianshi Engineering remitted payment to the Company upon sales to third party customers. However, in order to support Tianshi Engineering’s marketing efforts in anticipation of receiving a direct selling license in China, the Company has agreed to allow Tianshi Engineering to retain those collections. Balances not remitted to the Company within 90 days are converted to other receivables - related parties.

Other receivables - related parties. Other receivables - related parties was $11.8 million as of June 30, 2007 and $8.4 million as of December 31, 2006. On April 24, 2007, the Company entered into a Term Loan Agreement with Tianshi Engineering. Pursuant to that agreement, beginning on April 1, 2007, $4.8 million of other receivables - related parties, which originated from Tianshi Engineering as accounts receivable, became interest bearing. The loan was due June 30, 2007 and the stated interest rate was 5.67%, the interest rate for the same level of loan stipulated by the People’s Bank of China. The loan was paid off on June 30, 2007.

Loans receivable - related parties. Loans receivable to related parties were $27.0 million and $25.6 million as of June 30, 2007 and December 31, 2006, respectively. On October 1, 2005, Biological loaned Tianshi Engineering $26.3 million. The loan was non-interest bearing, matured on December 31, 2005 and was repaid upon maturity. The purpose of the loans was to enable Tianshi Engineering to strengthen its sales network in China. On January 1, 2006, this amount was loaned to Tianshi Engineering again, with a maturity date of December 31, 2006. On December 22, 2006, the loan was extended to June 30, 2007 and was converted to an interest-bearing loan. On June 28, 2007 the loan was extended to September 30, 2007. The interest rate for the loan is the current interest rate for the same level of loan stipulated by the People’s Bank of China. The $1.4 million of increase was due to change in foreign currency exchange rate and $727,739 of interest accrued on the loan.

Long-term debt - related party. Long-term debt -related party was $5.3 million as of June 30, 2007 and $6.4 million as of December 31, 2006. In 2004, Tianshi International entered a term loan agreement with Tianyuan Capital pursuant to which Tianyuan Capital agreed to lend $10.65 million in the aggregate to Tianshi International, at an interest rate of 5% per year, with interest payable on June 30 and December 31, commencing December 31, 2004. Tianshi International must repay the loan in ten consecutive semi-annual installments of $1,065,000 commencing June 30, 2006 and ending June 30, 2011. Tianshi International used the loan proceeds in Tiens Yihai. Mr. Jinyuan Li owns 100% of Tianyuan Capital. As of June 30, 2007, the Company had paid $211,441 towards this loan.

Advances from customers - related parties. Advances from related party customers were $1.5 million as of June 30, 2007 compared to $1.6 million as of December 31, 2006. Advances from customers reflect the prepayment by certain of the Company’s customers to insure that they can continue to obtain enough of the Company’s products to meet their demand.

Other payables - related party. Other payables due to related parties as of June 30, 2007 and December 31, 2006, were $0.2 million and $0.5 million, respectively. These amounts arose from various operational transactions incurred with related parties.

Wellness Products Agreements

In October 2005, Biological entered into two agreements with Tianshi Engineering regarding the joint ownership of certain certificates issued by the PRC government to enable Tianshi Engineering to distribute Biological’s products in China. Biological and Tianshi Engineering continue to have joint ownership of these certificates.

On October 26, 2005, Biological entered into an agreement with Tianshi Engineering (the “Wellness Products Agreement”) relating to the joint ownership of the Certificates of Domestic Wellness Product issued by the State Food and Drug Administration of the PRC (the “SFDA”) covering eighteen of Biological’s wellness products (the “Wellness Certificates”) and the relevant production technology. Pursuant to the Wellness Products Agreement, Biological will jointly share the ownership of the Wellness Certificates and relevant production technology with Tianshi Engineering. Under the agreement, Biological and Tianshi Engineering both have the right to use the Wellness Certificates and all technology to produce, manufacture and sell wellness products pursuant to local law.

On October 26, 2005, Biological entered an agreement with Tianshi Engineering (the “Dietary Supplement Products Agreement”) relating to the joint ownership of the Certificates of Domestic Dietary Supplement Product covering ten of Biological’s dietary supplement products (the “Dietary Supplement Certificates”) and the relevant production technology. Pursuant to the Dietary Supplement Products Agreement, Biological will jointly share the ownership of the Dietary Supplement Certificates and relevant production technology with Tianshi Engineering. Tianshi Engineering is agreeing to share ownership of the Dietary Supplement Certificates and relevant production technology with Biological. Under the agreement, Biological and Tianshi Engineering both have the right to use the Dietary Supplement Certificates and all technology to produce, manufacture and sell the dietary supplement products pursuant to local law.

Tianshi Engineering paid Biological the full purchase price for the rights to the certificates in 2005. The Nutrition Supplements Market Committee of the China Health Care Association (“CHCA”) assessed the value of the certificates subject to the agreements. The CHCA is an independent, non-profit organization composed of manufacturing enterprises, research and development institutions in the medical and health industry and entrepreneurs and professionals from related fields.

Transactions with Tianshi Group

Since 2003, Biological has leased office space and manufacturing facilities from Tianshi Group. The lease expires at the end of 2007 and requires annual rent at 1% of the Company’s total gross revenues. The rent was negotiated by the parties prior to entering into the agreement, before the Company acquired Tianshi International, and the Company believes that it is a reasonable rent for the facilities. The term of this agreement is for five years commencing on January 1, 2003. In addition, the Company is obligated to pay insurance, maintenance and other expenses related to the premises. The total amount paid on this lease amounted to $319,832 for the six months ended June 30, 2007.

In February 2006, the Company transferred an amount of $440,366 from construction in progress to other receivables-related parties. This pertained to the transfer of certain assets to Tianshi Group that were no longer necessary for the Company’s operations.

On November 10, 2006, Tiens International signed a supplemental agreement with Zhu Jia Jiao Industrial Park Economic Development Ltd (representative of the local government in Shanghai, the “Local Government”) relating to the Tiens Yihai project. Pursuant to that agreement, Tiens International agreed to loan the Local Government $6.4 million. In addition, Tianshi Group agreed to provide a guarantee on behalf of the Local Government for an additional loan from Commercial Bank of $6.4 million.

In return for the loan, Tiens Yihai will receive a tax credit in the amount of $6.4 million and accrue interest on the loan at a rate equal to the rate stipulated by the People's Bank of China for loans of the same size. In addition, Tianshi Group agreed to provide a guarantee on behalf of the Local Government for an additional loan from a commercial bank for $6.4 million.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments to these forms furnished to the Company, all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed all such required reports during and with respect to 2006.

Proposal No. 2.

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed Grobstein, Horwath & Company, LLP (“GHC”) as independent auditors to audit the financial statements of the Company for the current fiscal year, subject to the ratification of such appointment by the Company’s stockholders. GHC has served as the Company’s independent auditors since September 26, 2007. Representatives of the firm of GHC may be present at the Annual Meeting by telephone conference call to respond to appropriate questions and will have an opportunity to make a statement, if they so desire.

For the fiscal year ended December 31, 2006 and for the first two quarters of 2007, Moore Stephens Wurth Frazer and Torbett, LLP (“MSWFT”) served as the Company’s independent auditors. On September 26, 2007, MSWFT resigned as the Company’s independent auditors.

During the Company’s two most recent fiscal years through the date of MSWFT’s resignation, there was no disagreement between the Company and MSWFT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of MSWFT, would have caused MSWFT to make reference to the subject matter of the disagreement in connection with its report, and MSWFT did not advise the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the Company’s two most recent fiscal years through the date of MSWFT’s resignation.

The audit report of MSWFT on the financial statements of the Company for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion, and such audit report was not qualified or modified as to uncertainty, audit scope or accounting principles.

During its fiscal years ended December 31, 2006 and 2005 and in the subsequent interim periods prior to the engagement of GH&C, neither the Company nor any person on its behalf consulted with GH&C concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report was provided to the Company or oral advice was provided that GH&C concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Aggregate fees billed to the Company by MSWFT during the fiscal years ended December 31, 2006 and 2005 were:

	2006	2005
Audit Fees	$240,000	$220,000
Audit-Related Fees	$0	$0
Tax Fees	$10,000	$10,000
All Other Fees	$11,000	$35,000
Total	$261,000	$265,000

Audit fees were for professional services rendered by MSWFT during the 2005 and 2006 fiscal years for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s quarterly reports on Forms 10-Q and 10-QSB, and services that are normally provided by MSWFT in connection with statutory and regulatory filings or engagements for those fiscal years. MSWFT did not bill any other fees for services rendered to the Company during the fiscal years ended December 31, 2005 and 2006 for assurance and related services in connection with the audit or review of the Company’s financial statements. Tax fees involved preparation of the consolidated tax returns. All other fees consisted of professional advice on the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Pre-Approval of Services

The Audit Committee has adopted pre-approval policies for all services, including both audit and non-audit services, provided by the Company’s independent auditors. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent auditor also submits an audit services fee proposal, which also must be approved by the Committee before the audit commences. The audit, tax and all other fees and services described above were pre-approved for 2005 and 2006.

The Board of Directors of the Company recommends that the stockholders vote FOR approval of this proposal. The affirmative vote of the majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of the independent auditors.

MISCELLANEOUS

Annual Report

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, TO EACH STOCKHOLDER OF RECORD OR TO EACH STOCKHOLDER WHO OWNED THE COMPANY’S COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON NOVEMBER 1. ANY REQUEST BY A STOCKHOLDER FOR THE COMPANY’S ANNUAL REPORT ON FORM 10-K SHOULD BE SENT TO:

TIENS BIOTECH GROUP (USA), INC.
No. 6, Yuanquan Road,
Wuqing New-Tech Industrial Park,
Tianjin, People’s Republic of China 301700
Attention: Wenjun Jiao, Secretary

Other Business

The Company’s management is not aware of any other matters, which are to be presented at the meeting, nor the Company been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders’ proposals intended to be presented at the 2008 Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at No. 6 Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, no later than June 18, 2008 for inclusion in the Company’s proxy statement and form of proxy for that meeting. Pursuant to the Company’s by-laws the stockholder must (i) timely deliver the proposal to the Secretary, (ii) provide evidence reasonably satisfactory to the Secretary of such stockholder’s status as a stockholder and the number of shares of each class of the Company that the stockholder owns, (iii) provide a list of the names and address of other stockholders, if any, within whom such stockholder is acting in concert, and the number of shares beneficially owned by each such stockholder, and (iv) if the proposal relates to a proposed change in the Company’s Certificate of Incorporation or By-laws, an opinion of counsel to the effect that such change would not be in conflict with the laws of the State of Delaware. Although proposals that are not timely submitted will not be included in the proxy statement for the 2008 Annual Meeting of Stockholders, the SEC rules allow proxies to grant discretionary authority to vote on matters that were not timely submitted to the Company, provided that the Company had notice of such matters no later than September 1, 2008.

The above notice and proxy statement are sent by order of the Board.

/s/ Jinyuan Li

Jinyuan Li
Chairman of the Board, Chief Executive Officer and President
November 1, 2007

Appendix 1

Tiens Biotech Group (USA), Inc.

Audit Committee Charter
Purpose

The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of financial statements and other financial information. The Committee will review the financial reporting process, the system of internal control, the audit process, the qualification and independence of the Company's external auditor (the "Auditor") and the Company's process for monitoring compliance with applicable laws and regulations. In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, Management and the Auditors. To effectively perform his or her role, each Committee member will obtain understanding of the Company's business operation and risks, as well as an understanding of the detailed responsibilities of Committee membership.

Membership

A.
The Audit Committee shall be composed of at least three Directors. The members of the Audit Committee shall be appointed by the Board and shall serve for such term or terms as the Board determines. The Committee Chairperson shall be designated by the Board and shall maintain regular liaison with the chief executive officer, chief financial officer, and the lead partner of the Auditor. The Audit Committee shall be composed of at least three Directors. The members of the Audit Committee shall be appointed by the Board and shall serve for such term or terms as the Board determines. The Committee Chairperson shall be designated by the Board and shall maintain regular liaison with the chief executive officer, chief financial officer, and the lead partner of the Auditor.

B.
Each member of the Committee must, notwithstanding anything in the Company's by-laws to the contrary, be a member of the Board, and must be independent. In order for a member to be independent, he or she (i) may not be an officer or employee of the Company or its subsidiaries, (ii) must be free of any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, (iii) other than in his or her capacity as a member of the Committee, the Board, or any other Board committee, (a) does not accept directly or indirectly (within the meaning of Rule 10A-3(8) of the Securities and Exchange Act of 1934, as amended (the “Act”)) any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company, and (b) is not an affiliate of the Company or any parent or subsidiary of the Company, (iv) must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (v) is not otherwise excluded from being considered independent under applicable laws, rules and regulations defining independence as they currently exist and as they may be amended from time to time.

C.
Each member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. Committee members shall have such other qualifications as the Board may from time to time deem appropriate in light of the mission of the Committee.

D.
At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Meetings

A.
The Committee shall meet no less than quarterly. The Committee shall meet at the call of the Chairperson. Committee actions shall be reported to the Board either in writing or orally at the next Board meeting, depending on the subject and the Board meeting schedule. While the Committee may meet by telephone conference call or by any means permitted by law and the Company's bylaws, it shall meet face-to-face with Management, the internal auditor and the Auditor before year-end results are released.

B.
The Committee shall keep written minutes of its meetings, which should be filed with the books and records of the Company. The secretary need not be a member of the Committee and shall attend and prepare the written minutes which shall be made available to any member of the Board.

C.	The Committee may ask members of Management, employees, Auditor, outside counsel or others whose advice and counsel are relevant to the issues being considered by the Committee, to attend meetings.

D.
The Committee shall be available to meet regularly with Management (including the CFO and Controller) and the Auditor in separate executive sessions to discuss matters that the Committee or any of these groups believes should be discussed privately.

Roles and Responsibilities

The Audit Committee shall:

A.	Financial Statement and Disclosure Matters

1.	Require that the Auditors keep the Committee informed about fraud, illegal acts, and deficiencies in internal control and certain matters.

2.	Require Management to regularly update the Committee about the Company's major financial risk exposure and the steps Management has taken to monitor and control such exposures.

3.
Review and discuss the annual audited financial statements and quarterly financial statements with Management and the Auditor prior to its release to the public, including the disclosures under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations” and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K and 10-Q.

4.
Discuss earnings press releases, including the use of "pro-forma" or "adjusted" non-GAAP information. Such discussion may be done generally (such as the types of information to be disclosed and the types of presentations to be made).

5.
Discuss with the Auditor the Auditor's judgment about the quality and appropriateness, not just acceptability, of accounting principles applied in the Company’s financial reporting. The Committee discussion with the Auditor about the appropriateness of accounting principles and financial disclosure practices shall generally include the following:

i)
discuss whether the financial statements are in accordance with (a) GAAP and (b) Securities and Exchange Commission disclosure requirements, and whether the financial statements present fairly to investors, with clarity and completeness, the Company's financial position and performance for the reporting period;

ii)
the Auditor's independent qualitative judgments about the appropriateness, not just acceptability, of accounting principles and the clarity of financial disclosure practices used or proposed to be adopted by the Company;

	iii)	the Auditor's views about whether Management choices of accounting principles are conservative, moderate or extreme and whether those principles are common practices or are minority practices;

	iv)	the Auditor's reasoning in determining the appropriateness of changes in accounting principles and disclosure practices;

	v)	the Auditor's reasoning in accepting or questioning significant estimates made by Management;

vi)
the Auditor's opinion if there are any significant accounting judgment made by Management in preparing the financial statements that would have been made differently had the Auditor itself prepared and been responsible for the financial statements;

	vii)	any issues that the Auditor reviews with its national office;

viii)
any correspondence, including but not limited to those, from regulators or governmental agencies, shareholders and any employee complaints or published reports, which raise issues regarding the Company's financial statements and accounting policies.

6.
Review with the Auditor any audit problems or difficulties, Management's response and handling of proposed audit adjustments identified by the Auditor, cooperation received, the Auditor's findings and their recommendations.

7.	Review with the Auditor the effect of regulatory and accounting initiatives on Company financial statements.

8.	Discuss with the Chief Financial Officer and Management their views as to the competence, performance and independence of the Auditor.

9.	Review the effect of off-balance sheet structures and related-party transactions, if any, on the Company's financial statements.

10.	Review with the Auditor, with or without Management, the Auditor's evaluation of the Company's internal controls.
11.	Review annually with Management the programs that the Company has instituted to correct any control deficiencies noted by the Auditor in its annual review.

12.
Review with Company’s General Counsel legal matters that may have material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.

13.	Review the findings of any examinations (including comment letters) by any regulatory agency.

14.	Review reports made to Management prepared by the Independent or internal auditor and any response to the same by Management.

15.
Prepare the report required by the SEC to be included in the Company’s annual proxy statement and any other reports of the Committee required by applicable securities laws or stock exchange listing requirements or rules.

B.		Oversight of the Company's Relationship with the Independent Auditor

	16.	Communicate with the Auditor the fact that the Board and the Committee, as the stockholders’ representatives, are the Auditor's client.

17.
Obtain from the Auditor written affirmation of its independence and a delineation of all relationships between the Auditor and the Company as required by SAS No. 1(“Independence Discussion with Audit Committee”); engage in dialogues with the Auditor about any relationships of non-audit services that may impact objectivity, competence and independence.

18.
On an annual basis, the Committee shall evaluate the Auditor’s qualifications, performance and independence. Reports will be requested from the Auditor to make the evaluation, such as, but is not limited to, non-audit services, peer reviews, internal quality control procedures, relationships with the Company and relevant third parties.

19.
The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Committee.

	20.	The Committee ensures the rotation of the lead Auditor as required by law.

	21.	Review with the Auditor, at a time when the annual audit plan is being developed, its scope, purpose or procedures to be included.

22.	Allowable non-audit services to be done by the Auditor has to be pre-approved by the Committee.

23.	Attempt to resolve any differences arising between Management and the Auditor.

Other Functions

24.	Establish procedures for:

	i)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

ii)
the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Review periodically with Management these procedures and any significant complaints received.

25.	The Committee may take on additional functions as designated by the Full Board.

26.
If necessary, initiate special investigation within the parameter of its responsibilities and, if appropriate, hire special counsel or experts (without approval from the Board) to assist and perform its responsibilities under this charter and such other functions, that the Full Board shall assign to the Committee.

27.
Report regularly to The Board with respect to the activities of the Audit Committee generally and with respect to any issues that arise regarding the quality or integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, and the performance and independence of the Auditor.

The Committee will be provided with the resources and funding by the Company, as the Committee determines, to discharge its duties and responsibilities.

The Committee shall annually assess its own performance in meeting its responsibilities under this Charter.

The Committee shall annually review and reassess the adequacy of this Charter and recommend changes with respect thereto to the Board of Directors.

 While the Committee has the responsibilities described in this Charter, it is not the duty of the Committee to plan, conduct, oversee or determine the appropriate scope of any audit; to determine that the Company’s financial statements are complete, accurate, fairly presented, or in accordance (compliance) with Generally Accepted Accounting Principles, applicable laws, regulations, and the Company's code of business ethics. These are the responsibilities of Management and the Auditors.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
TIENS BIOTECH GROUP (USA), INC.
TO BE HELD ON DECEMBER 4, 2007

The undersigned hereby appoints Jinyuan Li as lawful agent and Proxy of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Tiens Biotech Group (USA), Inc. held of record by the undersigned as of the close of business on November 1, 2007, at the Annual Meeting of Stockholders to be held on December 4, 2007, or any adjournment or postponement.

The Board of Directors recommends a vote for Proposals 1 and 2.

1. ELECTION OF DIRECTORS
☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Mr. Jinyuan Li, Mr. Wenjun Jiao, Mr. Yupeng Yan, Ms. Socorro Quintero, Mr. Howard Balloch, Mr. Gilbert Raker

INSTRUCTION: To withhold authority to vote for any nominees, write the nominees’ names on the space provided below.)

2.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In his discretion, the Proxy is authorized to vote upon any matters, which may properly come before the

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. WHERE NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS IN PROPOSAL 2.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:	, 2007
Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.